Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2021 RESULTS

Second Quarter Results

•	Total revenues of $21.5 million, a 146% year-over-year increase
•

Net loss of $(5.8) million, a $3.0 million improvement compared to $(8.8) million in the second quarter of 2020; loss per diluted share of $(2.41); adjusted net loss of $(4.9) million and adjusted loss per diluted share of $(2.04)

•	Adjusted EBITDA of $(1.6) million, a $6.3 million improvement compared to $(7.9) million in the second quarter of 2020
•	$13.9 million in cash and $6.0 million of total debt as of June 30, 2021

HOUSTON, August 2, 2021 – NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today announced its results for the quarter  ended June 30, 2021.

Financial Review

Total revenues were $21.5 million for the quarter ended June 30, 2021, which was an increase of 146% compared to the second quarter of 2020. This increase reflected higher product sales and services volumes in all geographic areas except for international services, partially offset by lower pricing for certain products and services. We believe the increase resulted from higher drilling and completion activity in the second quarter of 2021 as compared to 2020, particularly in North America, as oil demand and prices in the second quarter of 2021 were higher than the second quarter of 2020, which was more significantly impacted by the Coronavirus disease 2019 (“COVID-19”) pandemic. Our Canadian revenue also benefited from warmer temperatures, which reduced the duration of the normal seasonal spring break-up. Total revenues decreased by 25% as compared to the first quarter of 2021 with a decrease of 55% in Canada partially offset by increases of 18% in the United States and 566% in international markets.

Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, was $7.5 million, or 35% of total revenues, in the second quarter of 2021, compared to $2.3 million, or 27% of total revenues, in the second quarter of 2020. Cost of sales as a percentage of total revenues declined due to an increase in revenue and higher utilization of manufacturing capacity and field service personnel. The improvement was partially offset by a reduction in pricing for certain products and services, as well as higher scrap expense and inventory reserves at Repeat Precision, LLC (“Repeat Precision”) related to product design changes.

Selling, general and administrative (“SG&A”) expenses totaled $11.8 million for the second quarter of 2021, a decrease of $3.7 million compared to the same period in 2020. This overall decrease in expense reflects the timing of severance costs, incurred primarily during 2020, and lower share-based compensation, insurance, research and development and bad debt expenses. This overall decrease was partially offset by higher professional fees related to litigation matters.

Net loss was $(5.8) million, or $(2.41) per diluted share, for the quarter ended June 30, 2021,  which included a net impact of $0.2 million (after tax effect of $(0.9) million, or $(0.37) per diluted share) related to foreign currency exchange gain and tax effects due to valuation allowances. Adjusted net loss, which excludes these items, was ($4.9) million, or $(2.04) per diluted share, for the quarter ended June 30, 2021. This compares to a net loss of $(8.8) million, or $(3.70) per diluted share, in the second quarter of 2020, which included a net impact of $(0.2) million (after tax effect of $0.5 million, or $0.21 per diluted share) related to foreign currency exchange loss as well as a benefit related to a reduction in foreign tax expense and tax effects due to valuation allowances. Adjusted net loss, which excludes these items, was $(9.3) million, or $(3.91) per diluted share, for the quarter ended June 30, 2020.

Adjusted EBITDA was $(1.6) million for the quarter ended June 30, 2021, a $6.3 million improvement as compared to the second quarter of 2020.

Capital Expenditures and Liquidity

The Company incurred capital expenditures of $0.3  million, net, for the six months ended June 30, 2021 as compared to $0.6 million, net, for the six months ended June 30, 2020.

As of June 30, 2021, the Company had $13.9 million in cash and $6.0 million in total debt, with our senior secured credit facility remaining undrawn other than the letter of credit commitments of less than $0.1 million. The borrowing base under our senior secured credit facility as of June 30, 2021 was $10.2 million. The Company’s net working capital, which we define as our current assets, excluding cash and cash equivalents, minus our current liabilities, excluding current maturities of long-term debt, was $49.2 million at June 30, 2021.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper commented, “Our performance in the second quarter reflects the continued execution of our strategy and demonstrates the strength of our business model. NCS’s revenue in the second quarter of $21.5 million was 146% higher than the same period of 2020, led by a  strong performance in Canada and a recovery in our activity in international markets. In addition, our U.S. revenue of $9.2 million increased by 18% as compared to the first quarter of 2021.

Our gross margin of 35% during the second quarter of 2021, as compared to 36% in the first quarter of 2021, demonstrated our ability to maintain margin even with the impact of lower sequential revenue related to seasonal spring break-up in Canada. We have delivered excellent operational performance, with a focus on quality and safety. I’m proud to say that we have had zero recordable incidents thus far in 2021, just as we had no recordable incidents in 2020.

We remain highly focused on cost and capital discipline. Our SG&A expenses in the second quarter of 2021 were 24% lower than the second quarter of 2020 and 8% lower than the first quarter of 2021. Our net capital expenditures through the first six months of 2021 were $0.3 million, reflecting both our capital discipline and the capital-light nature of our business model.

We ended the second quarter with $13.9 million in cash and only $6.0 million in debt, which is comprised entirely of capital leases. Our revolving credit facility remains undrawn with a borrowing base of $10.2 million as of June 30, 2021.

As we enter the third quarter, we expect a continuation of modest increases in drilling and completion activity in the U.S., primarily led by private exploration and production companies. Warm and dry weather resulted in an early end to spring break-up in Canada, which has led to a rapid increase in the Canadian rig count, with activity levels currently tracking closely with the third quarter of 2019. We therefore expect a meaningful increase in our Canadian revenue, both in comparison to the third quarter of 2020 and on a sequential basis as compared to the second quarter of 2021. The international rig count continues to improve gradually, with differences across regions. Our international activity recovered in the second quarter of 2021, driven by activity in the North Sea. We currently expect that our international activity in the second half of 2021 will exceed our activity during the first six months of the year.

We are committed to provide value and deliver innovative products to our customers and to create value for our shareholders. This can only be accomplished through the ingenuity, effort and determination of the exceptional team that we have. I want to thank all the great people that have chosen to be a part of NCS and Repeat Precision.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its second quarter 2021 results and future financial expectations on Tuesday,  August 3, 2021 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 400-1696. To join the conference call from outside of the United States, participants may dial (703) 736-7385. The conference access code is 3454938. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, www.ncsmultistage.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside of the United States. The conference call replay access code is 3454938. The replay will also be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. NCS provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, the Middle East and the North Sea.  NCS’s common stock is traded on the NASDAQ Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: the risks and uncertainties relating to public health crises, including the COVID-19 pandemic and its continuing impact on market conditions and our business, financial condition, results of operations, cash flows and stock price; declines in the level of oil and natural gas exploration and production activity within Canada and the United States; oil and natural gas price fluctuations; the financial health of our customers including their ability to pay for products or services provided; inability to successfully implement our strategy of increasing sales of products and services into the United States; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; loss of significant customers; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; losses and liabilities from uninsured or underinsured business activities; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; currency exchange rate fluctuations;  impact of severe weather conditions; risks resulting from the operations of a joint venture arrangement;  restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of additional tariffs; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations, guidelines and regulations for the use of explosives, the Coronavirus Aid, Relief, and Economic Security Act and the U.S. Tax Cuts and Jobs Act of 2017; loss of our information and computer systems; system interruptions or failures, including complications with our enterprise resource planning system, cyber-security breaches, identity theft or other disruptions that could compromise our information; impairment in the carrying value of long-lived assets and goodwill; our failure to establish and maintain effective internal control over financial reporting; our success in attracting and retaining qualified employees and key personnel; risks and uncertainties relating to cost reduction efforts or savings we may realize from such cost reduction efforts; the reduction in our senior secured credit facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues
Product sales	$15,764	$4,858	$35,938	$44,288
Services	5,697	3,874	14,037	18,994
Total revenues	21,461	8,732	49,975	63,282
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	10,668	3,869	24,589	27,317
Cost of services, exclusive of depreciation and amortization expense shown below	3,259	2,524	7,616	9,690
Total cost of sales, exclusive of depreciation and amortization expense shown below	13,927	6,393	32,205	37,007
Selling, general and administrative expenses	11,823	15,473	24,607	36,308
Depreciation	935	994	1,872	2,446
Amortization	167	104	334	1,237
Impairment	—	—	—	50,194
Loss from operations	(5,391)	(14,232)	(9,043)	(63,910)
Other income (expense)
Interest expense, net	(198)	(424)	(366)	(746)
Other income, net	529	8	870	166
Foreign currency exchange gain (loss), net	242	(217)	392	(207)
Total other income (expense)	573	(633)	896	(787)
Loss before income tax	(4,818)	(14,865)	(8,147)	(64,697)
Income tax expense (benefit)	726	(5,973)	854	(6,898)
Net loss	(5,544)	(8,892)	(9,001)	(57,799)
Net income (loss) attributable to non-controlling interest	251	(135)	191	2,507
Net loss attributable to NCS Multistage Holdings, Inc.	$(5,795)	$(8,757)	$(9,192)	$(60,306)
Loss per common share
Basic loss per common share attributable to NCS Multistage Holdings, Inc.	$(2.41)	$(3.70)	$(3.85)	$(25.56)
Diluted loss per common share attributable to NCS Multistage Holdings, Inc.	$(2.41)	$(3.70)	$(3.85)	$(25.56)
Weighted average common shares outstanding
Basic	2,401	2,366	2,391	2,359
Diluted	2,401	2,366	2,391	2,359

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$13,899	$15,545
Accounts receivable—trade, net	17,808	21,925
Inventories, net	35,040	34,871
Prepaid expenses and other current assets	3,555	2,975
Other current receivables	7,290	8,358
Total current assets	77,592	83,674
Noncurrent assets
Property and equipment, net	24,164	24,435
Goodwill	15,222	15,222
Identifiable intangibles, net	6,079	6,413
Operating lease assets	5,536	5,170
Deposits and other assets	3,421	3,559
Deferred income taxes, net	280	205
Total noncurrent assets	54,702	55,004
Total assets	$132,294	$138,678
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$6,008	$4,943
Accrued expenses	4,058	3,347
Income taxes payable	537	653
Operating lease liabilities	1,907	1,826
Current maturities of long-term debt	1,447	1,347
Other current liabilities	1,960	2,768
Total current liabilities	15,917	14,884
Noncurrent liabilities
Long-term debt, less current maturities	4,576	4,442
Operating lease liabilities, long-term	4,223	3,989
Other long-term liabilities	1,944	1,864
Deferred income taxes, net	52	13
Total noncurrent liabilities	10,795	10,308
Total liabilities	26,712	25,192
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at
June 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,397,735 shares issued and 2,380,353 shares outstanding at June 30, 2021 and 2,371,992 shares issued
and 2,359,918 shares outstanding at December 31, 2020	24	24
Additional paid-in capital	435,022	432,801
Accumulated other comprehensive loss	(80,957)	(81,780)
Retained deficit	(265,820)	(256,628)
Treasury stock, at cost; 17,382 shares at June 30, 2021 and 12,074 shares
at December 31, 2020	(1,006)	(809)
Total stockholders’ equity	87,263	93,608
Non-controlling interest	18,319	19,878
Total equity	105,582	113,486
Total liabilities and stockholders' equity	$132,294	$138,678

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(9,001)	$(57,799)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,206	3,683
Impairment	—	50,194
Amortization of deferred loan costs	141	149
Share-based compensation	3,810	4,737
Provision for inventory obsolescence	1,295	657
Deferred income tax benefit	(29)	(2,140)
Gain on sale of property and equipment	(292)	(112)
Provision for doubtful accounts	(73)	622
Proceeds from note receivable	126	299
Changes in operating assets and liabilities:
Accounts receivable—trade	4,425	28,819
Inventories, net	(1,119)	(432)
Prepaid expenses and other assets	(307)	(2,700)
Accounts payable—trade	927	(4,665)
Accrued expenses	685	596
Other liabilities	(2,112)	1,065
Income taxes receivable/payable	408	(2,825)
Net cash provided by operating activities	1,090	20,148
Cash flows from investing activities
Purchases of property and equipment	(238)	(687)
Purchase and development of software and technology	(276)	—
Proceeds from sales of property and equipment	198	66
Net cash used in investing activities	(316)	(621)
Cash flows from financing activities
Payments on equipment note and finance leases	(633)	(843)
Line of credit borrowings	360	5,000
Payments on revolver	(360)	—
Treasury shares withheld	(197)	(153)
Distribution to noncontrolling interest	(1,750)	(3,050)
Net cash (used in) provided by financing activities	(2,580)	954
Effect of exchange rate changes on cash and cash equivalents	160	(465)
Net change in cash and cash equivalents	(1,646)	20,016
Cash and cash equivalents beginning of period	15,545	11,243
Cash and cash equivalents end of period	$13,899	$31,259
Noncash investing and financing activities
Leased assets obtained in exchange for new finance lease liabilities	$1,108	$4,560
Leased assets obtained in exchange for new operating lease liabilities	$1,190	$2,573

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net (loss) income before interest expense, net,  income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of an impairment and share-based compensation, are non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net (Loss) Income is defined as net (loss) income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net (Loss) Earnings per Diluted Share is defined as Adjusted Net (Loss) Income divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less distributions to non-controlling interest, as presented in the net cash used in financing activities section of our consolidated statements of cash flows. Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt to evaluate the investment in working capital required to support our business. We believe that Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share,  Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow and Free Cash Flow Less Distributions to Non-Controlling Interest enables investors to assess our performance from period to period using the same metrics utilized by management and that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share enable investors to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations, cash provided by operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP and they should not be considered as alternatives to net income (loss),  cash provided by operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL*

	June 30,	December 31,
	2021	2020
Working capital	$61,675	$68,790
Cash and cash equivalents	(13,899)	(15,545)
Current maturities of long term debt	1,447	1,347
Net working capital	$49,223	$54,592

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended				Six Months Ended
	June 30, 2021		June 30, 2020		June 30, 2021		June 30, 2020
	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net loss attributable to NCS Multistage Holdings, Inc.	$(5,795)	$(2.41)	$(8,757)	$(3.70)	$(9,192)	$(3.85)	$(60,306)	$(25.56)
Adjustments
Impairment (a)	—	—	—	—	—	—	50,194	21.28
Foreign currency exchange (gain) loss (b)	(227)	(0.10)	174	0.07	(388)	(0.16)	212	0.09
Income tax impact from adjustments (c)	1,127	0.47	(670)	(0.28)	1,878	0.79	131	0.05
Adjusted net loss attributable to NCS Multistage Holdings, Inc.	$(4,895)	$(2.04)	$(9,253)	$(3.91)	$(7,702)	$(3.22)	$(9,769)	$(4.14)

_____________________

(a)	Represents non-cash impairment charges for property and equipment and intangible assets during 2020 as the fair values were lower than the carrying values.
(b)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(c)

Represents the income tax adjustments including the valuation allowance recorded to reduce the carrying value of both our U.S. and Canadian deferred tax assets in addition to a reduction in foreign income tax in 2020.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net loss	$(5,544)	$(8,892)	$(9,001)	$(57,799)
Income tax expense (benefit)	726	(5,973)	854	(6,898)
Interest expense, net	198	424	366	746
Depreciation	935	994	1,872	2,446
Amortization	167	104	334	1,237
EBITDA	(3,518)	(13,343)	(5,575)	(60,268)
Impairment (a)	—	—	—	50,194
Share-based compensation (b)	1,051	1,722	2,221	4,672
Professional fees (c)	952	(426)	1,895	962
Foreign currency exchange (gain) loss (d)	(242)	217	(392)	207
Severance and other termination benefits (e)	—	3,428	—	4,774
Other (f)	125	481	293	776
Adjusted EBITDA	$(1,632)	$(7,921)	$(1,558)	$1,317
Adjusted EBITDA Margin	(8)%	(91%)	(3)%	2%
Adjusted EBITDA Less Share-Based Compensation	$(2,683)	$(9,643)	$(3,779)	$(3,355)

_____________________

(a)	Represents non-cash impairment charges for property and equipment and intangible assets during 2020 as the fair values were lower than the carrying values.
(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)	Represents non-capitalizable costs of professional services incurred in connection with legal proceedings and the evaluation of potential acquisitions.
(d)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(e)	Reflects charges incurred in connection with the reductions in workforce implemented in 2020.
(f)	Represents the impact of a research and development subsidy that is included in income tax expense (benefit) in accordance with GAAP along with other charges and credits.

FREE CASH FLOW

	Six Months Ended
	June 30,
	2021	2020
Net cash provided by operating activities	$1,090	$20,148
Purchases of property and equipment	(238)	(687)
Purchase and development of software and technology	(276)	—
Proceeds from sales of property and equipment	198	66
Free cash flow	$774	$19,527

FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

	Six Months Ended
	June 30,
	2021	2020
Net cash provided by operating activities	$1,090	$20,148
Purchases of property and equipment	(238)	(687)
Purchase and development of software and technology	(276)	—
Proceeds from sales of property and equipment	198	66
Distribution to non-controlling interest	(1,750)	(3,050)
Free cash flow less distributions to non-controlling interest	$(976)	$16,477

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
United States
Product sales	$7,142	$3,687	$13,438	$21,127
Services	2,086	917	3,613	4,445
Total United States	9,228	4,604	17,051	25,572
Canada
Product sales	7,321	1,171	21,199	21,978
Services	1,873	329	8,230	8,888
Total Canada	9,194	1,500	29,429	30,866
Other Countries
Product sales	1,301	—	1,301	1,183
Services	1,738	2,628	2,194	5,661
Total Other Countries	3,039	2,628	3,495	6,844
Total
Product sales	15,764	4,858	35,938	44,288
Services	5,697	3,874	14,037	18,994
Total revenues	$21,461	$8,732	$49,975	$63,282